Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-74716, 33-31722, 333-09937, 333-39423, 333-62465, 333-70339, 333-81911, 333-81909, 333-90301, 333-91313, 333-96481, 333-36114, 333-40696, 333-46846, 333-50176, 333-50502, 333-53642, 333-55182, 333-55560, 333-55796, 333-58718, 333-74226, 333-99745, 333-110497, and 333-125647) and Form S-3 (No. 333-27931, 333-70351, 333-91827, 333-39436, 333-48930, 333-70858, 333-75590, 333-110527 and 333-126868) of JDS Uniphase Corporation (formerly Uniphase Corporation) of our report dated July 29, 2005, relating to the financial statements of Acterna Inc., which appears in the Current Report on Form 8-K-A of JDS Uniphase Corporation dated August 3, 2005.

/s/ PricewaterhouseCoopers LLP

October 19, 2005

Tyson’s Corner, Virginia